                                                   National Penn Bancshares, Inc.
                                                       Ratio of Fixed Charges
                                                               6/30/02
                                                           (in thousands)


                                         2001          2000          1999          1998          1997         6/30/01       6/30/02
                                       --------      --------      --------      --------      --------      --------      --------

Fixed Charges:

Interest Expense                       $ 92,512      $103,977      $ 86,765      $ 74,868      $ 73,548      $ 32,514      $ 51,289

Less: deposit Interest Expense          (70,498)      (72,960)      (60,003)      (56,659)      (51,200)      (23,752)      (39,076)

Occupancy Expense                        12,147        12,189        11,139        10,259         9,338         6,070         6,042

                                       --------      --------      --------      --------      --------      --------      --------
Total Fixed Charges                    $ 34,161      $ 43,206      $ 37,901      $ 28,468      $ 31,686      $ 14,832      $ 18,255
                                       --------      --------      --------      --------      --------      --------      --------


Net income b/4 taxes                     40,764        33,478        33,467        29,766        30,687        22,609        19,984

Fixed Charges                            34,161        43,206        37,901        28,468        31,686        14,832        18,255

                                       --------      --------      --------      --------      --------      --------      --------
Net Income plus fixed charges          $ 74,925      $ 76,684      $ 71,368      $ 58,234      $ 62,373      $ 37,441      $ 38,239
                                       --------      --------      --------      --------      --------      --------      --------

Ratio of earnings to fixed charges         2.19x         1.77x         1.88x         2.05x         1.97x         2.52x         2.09x
                                       ========      ========      ========      ========      ========      ========      ========
  (w/o deposit expense)

Ratio of earnings to fixed charges         1.39x         1.29x         1.34x         1.35x         1.37x         2.07x         1.35x
                                       ========      ========      ========      ========      ========      ========      ========